EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Lincoln Educational Services Corporation, dated March 28, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting method for stock based compensation), appearing in the Registration Statement on Form S-1 of Lincoln Educational Services Corporation.



/s/  Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
June 22, 2005